Exhibit 10.1

November 4, 2026

To:	Meta Platforms, Inc.

1 Meta Way

Menlo Park, California 94025

From:	Morgan Stanley Capital Services LLC

1585 Broadway, 6th Floor

New York, NY 10036

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between us on the date hereof (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.

The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.

Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Party A and Party B as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law); (ii) the election of U.S. Dollars as the Termination Currency; (iii) the word “first” shall be replaced with the word “third” each time it occurs in Section 5(a)(i) of the Agreement; and (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Party A as if (a) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement; (b) the “Threshold Amount” with respect to Party A were three percent of the shareholders’ equity of Party A’s ultimate parent; (c) the following language were added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within one Local Business Day of such party’s receipt of written notice of its failure to pay.”; and (d) the term “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business). The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. For purposes of the 2002 Definitions, the Transaction is a Share Forward Transaction.

The Transaction consists of a series of Components. Each reference in this Confirmation to Components should be construed accordingly. To the extent expressly provided for in this Confirmation, the exercise of rights under, and payments and deliveries required to be made in respect of, the Transaction will be determined separately for each Component, as if each were a separate Transaction under the Agreement. For all other purposes under the Agreement (including, without limitation, Sections 5 and 6 of the Agreement), the Components, together, will be treated as one Transaction.

In the event of any inconsistency among the Agreement, this Confirmation, the 2002 Definitions, and the 2000 Definitions, the following will prevail in the order of precedence indicated: (i) this Confirmation, (ii) the 2002 Definitions, (iii) the 2000 Definitions, and (iv) the Agreement.

Party A and Party B each represents to the other that it has entered into the Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Buyer:	Party A

Seller:	Party B

Party A:	Morgan Stanley Capital Services LLC

Party B:	Meta Platforms, Inc.

Trade Date:	November 4, 2026

Effective Date:	November 5, 2026

Aggregate Base Amount:	3,000,000 Shares

Components and Base Amount:
The Transaction will consist of 10 Components, each with a Base Amount equal to 1/10th of the Aggregate Base Amount and each with the terms and conditions as set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction shall be determined separately for each Component as if such Component were a separate Transaction. On the Settlement Date for a Component, the Base Amount of such Component shall be reduced to zero.

Maturity Date:	With respect to any Component, as specified in Schedule I under the heading “Maturity Date” (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already listed in Schedule I as a Maturity Date for another Component or deemed to be a Maturity Date for another Component).

Forward Price:	On the Effective Date, the Initial Forward Price, and on any other day thereafter, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	$622.91875 per Share.

Daily Rate:	For any day, (i)(A) the Overnight Bank Rate for such day, minus (B) the Spread, divided by (ii) 365.

Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate,” as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	[ ]%

Forward Price Reduction Date:	Each date (other than the Trade Date) set forth on Schedule II under the heading “Forward Price Reduction Date.”

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule II.

Shares:	Class A Common Stock, par value $0.000006 per share, of Party B (also referred to herein as the “Issuer”) (Exchange identifier: “META”).

Exchange:	The Nasdaq Global Select Market.

Related Exchange(s):	All Exchanges.

Clearance System:	The Depository Trust Company.

Calculation Agent:	Party A; provided that following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Party A is the Defaulting Party, Party B shall have the right to designate an independent nationally or internationally recognized third-party dealer with expertise in over-the-counter corporate equity derivatives to replace Party A as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Any determination or calculation by the Calculation Agent in such capacity shall be made in good faith and in a commercially reasonable manner.

In the event that the Calculation Agent makes any determination or calculation pursuant to this Confirmation, the Agreement or the 2002 Definitions, promptly following receipt of a written request from either party hereto, the Calculation Agent shall provide an explanation in reasonable detail of the basis for such determination or calculation if requested by such party, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or proprietary or confidential information used by it for such determination or calculation.

Settlement Terms:

In respect of any Component:

Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date for such Component, as designated by, (a) Party A pursuant to “Termination Settlement” below, (b) with respect to any Component other than a Component that is subject to a Class C in Lieu of Class A Settlement Election, Party B in a written notice (a “Settlement Notice”) that is delivered to Party A no later than the fifth (5th) Scheduled Trading Day immediately preceding the Settlement Date designated for such Component or (c) with respect to any Component that is subject to a Class C in Lieu of Class A Settlement Election, Party B in a Class C Election Settlement Notice; provided that:

(i) the Maturity Date for such Component shall be the Settlement Date for such Component if on such date the Base Amount for such Component is greater than zero;

(ii) if the designated Settlement Date for such Component (including a Settlement Date occurring on the Maturity Date of such Component) is not a Clearance System Business Day, the Settlement Date for such Component shall be the next following Clearance System Business Day;

(iii) Party B may not deliver a Settlement Notice to Party A if the Settlement Date specified in such Settlement Notice is scheduled to occur prior to the earlier of (x) the date on which the Underwriter (as defined in the Underwriting Agreement) that is an Affiliate of Party A has sold all of its allocation of Forward Underwritten Shares (as defined in the Underwriting Agreement) pursuant to the “Registration Statement” (as defined in the Underwriting Agreement) with delivery of the “Prospectus” (as defined in the Underwriting Agreement) to the purchaser(s) thereof and (y) the date that is 30 days following the Effective Date; and

(iv) notwithstanding any other provisions hereof, with respect to any Settlement Notice delivered by Party B with respect to the Class C Transaction, the Settlement Date for such Component shall occur no earlier than the Exchange Business Day immediately following the date that Party A has completed the introduction of the full number of Class C Shares underlying such Component into the market as contemplated below opposite the caption “Consequences of a Class C Effective Date” (the “Class C Distribution Adjustment End Date”).

Settlement Shares:	With respect to any Settlement Date for such Component, a number of Shares equal to the Base Amount for such Component.

Settlement Method:	Physical Settlement.

Registration Conditions:	A registration statement (the “Registration Statement”) is filed with the Securities and Exchange Commission that is effective, in compliance with the Securities Act and usable for the sale by Party A (or an affiliate thereof) of a number of Class C Shares in the amount as required pursuant to the relevant provision of this Confirmation and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act, no order preventing or suspending the use of any preliminary prospectus with respect to such Registration Statement has been issued and no proceedings for any of those purposes have been instituted or are pending or, to Party B’s knowledge, contemplated. For the avoidance of doubt, the Registration Conditions shall not be deemed satisfied on any day outside of the Issuer’s open trading window, unless the parties agree otherwise based on reasonable diligence of the facts and circumstances with respect to such day.

Market Disruption Event:	Section 6.3(a)(ii) of the 2002 Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.” If any Settlement Date is a Disrupted Day, in whole or in part, the Calculation Agent shall make commercially reasonable adjustments to the terms of the Transaction to account for the occurrence of such Disrupted Day.

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:	On the Settlement Date for such Component, Party B shall deliver to Party A through the Clearance System the Settlement Shares for such Component and Settlement Date, and Party A shall pay to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Component and Settlement Date, on a delivery versus payment basis; provided that if such Component is subject to a Class C in Lieu of Class A Settlement Election, (1) such Settlement Shares shall be delivered no later than 9:00 a.m., New York City time, on the Settlement Date for such Component and (2) payment by Party A of the Physical Settlement Amount for such Component shall be made on the next Local Business Day immediately following such Settlement Date. If, on any Settlement Date, the Shares to be delivered by Party B to Party A hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Party A, then the portion of the Physical Settlement Amount payable by Party A to Party B in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:
An amount in cash equal to the product of (i) the Forward Price on the Settlement Date for such Component and (ii) the number of Settlement Shares for such Component and Settlement Date; provided that (a) with respect to any Component where the Shares are Class C Shares (including as a result of a Class C in Lieu of Class A Settlement Election), the Forward Price shall be multiplied by 0.9980 and (b) that if such Component is subject to a Class C in Lieu of Class A Settlement Election, then, with respect to such Component and Settlement Date only, the Forward Price on such Settlement Date shall be further reduced by the Class C Election Adjustment Factor.
Class C in Lieu of Class A Settlement Election:

At any time after the Class C Effective Date occurs and on or prior to the Class C Election Deadline, Party B may elect, in a written notice delivered to Party A (a “Class C Election Settlement Notice”) at least five (5) Scheduled Trading Days prior to the first Settlement Date of any Component under the Class A Transaction designated in such Class C Election Settlement Notice, that the Class A Transaction shall be modified with respect to all Components, with such modification effective with respect to a Component on the Settlement Date for such Component, such that the “Shares” for each Component shall be the Class C Shares. A Class C Election Settlement Notice shall not be effective unless it contains a representation by Party B substantially in the following form: “As of the date of this Class C Election Settlement Notice, (1) Party B is not aware of any material non-public information concerning itself, the Class A Shares or the Class C Shares, and is making the Class C in Lieu of Class A Settlement Election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws and (2) the Registration Conditions will be satisfied as of each Settlement Date for each Component of the Class A Transaction with respect to a number of Class C Shares equal to the Aggregate Base Amount of all Components under the Class A Transaction that have not yet been settled.”

The Class C Election Settlement Notice shall designate the Settlement Date for the first Component of the Class A Transaction, which shall be no earlier than the Class C Distribution Adjustment End Date, and each subsequent Exchange Business Day that is not a Disrupted Day shall be the Settlement Date for the next Component of the Class A Transaction, with no Settlement Date for any Component being a Settlement Date for any other Component; provided that any such designation (a) shall not be effective to establish a Settlement Date with respect to a Component unless the Registration Conditions are satisfied as of such Settlement Date with respect to a number of Class C Shares equal to the Base Amount of such Component and (b) shall not be effective to establish a Settlement Date with respect to a Component unless Party B has complied in all material respects with the Class C Procedures applicable to such Settlement Date.

On the Settlement Date for any Component subject to a Class C in Lieu of Class A Settlement Election, Party A shall use commercially reasonable efforts to sell (or cause its Affiliate to sell) a number of Class C Shares equal to the Base Amount for such Component under the Registration Statement. If Party A is unable, after using commercially reasonable efforts, to (a) sell (or cause its Affiliate to sell) a number of Class C Shares equal to the Base Amount for such Component under the Registration Statement on a Settlement Date or (b) purchase (or cause its Affiliate to purchase) a number of Class A Shares on a Settlement Date sufficient to unwind Party A’s hedge position with respect to the Class A Shares underlying such Component, the Calculation Agent shall (x) make commercially reasonable adjustments to the Base Amount for the relevant Component, and (y) designate an additional Settlement Date in the manner described in the immediately preceding paragraph for the remaining number of Shares in the original Base Amount for such Component; provided that, to the extent an additional Settlement Date has already been established pursuant to this sentence, the Calculation Agent shall allocate some or all of the remaining number of Shares in the original Base Amount for such Component to such additional Settlement Date to the extent such allocation would not result in a Base Amount for such additional Settlement Date in excess of the amount originally scheduled to apply to each Settlement Date subject to the Class C in Lieu of Class A Settlement Election. For the avoidance of doubt, the Shares subject to an additional Settlement Date designated as described in prong (y) above (including the proviso thereto) shall be deemed to comprise an additional Component settling on such Settlement Date, and shall no longer be included in the original Components.

Class C Election Deadline:	The 15th Scheduled Trading Day preceding the Maturity Date for the Component with the earliest Maturity Date.

Class C Election Adjustment Factor:

A dollar amount equal to SPA - SPC ,

where:

SPA = the VWAP of the Class A Shares on such Settlement Date; and

SPC = the VWAP of the Class C Shares on such Settlement Date.

Notwithstanding anything to the contrary contained herein, in the Agreement or in the Definitions, the Class C Election Adjustment Factor shall not be less than zero.

VWAP:	For any Exchange Business Day, the per Share volume-weighted average price of the Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[X] <EQUITY> AQR” where “[X]” represents the composite ticker for the Class A Shares or the Class C Shares, as applicable (or, if such page is not available, its equivalent successor page), applying condition code “OL” but not applying conditions codes “PR” or “V” and excluding any trades in excess of 10,000 Shares, in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time (including the market center opening and closing trades which are condition codes “OP” and “6”), on such Exchange Business Day (or, if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined, using a volume-weighted average price method, by the Calculation Agent). The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

Cash Settlement:	Not applicable.

Net Share Settlement:	Not applicable.

Settlement Currency:	USD

Failure to Deliver:	Inapplicable.

Adjustments:

In respect of any Component:

Extraordinary Events:	The consequences that would otherwise apply under Article 12 of the 2002 Definitions to any applicable Extraordinary Event shall not apply. In lieu of the applicable provisions contained in Article 12 of the 2002 Definitions, the consequences of any Extraordinary Event shall be as specified under the captions “Acceleration Events” and “Termination Settlement” below.

Tender Offer:	Applicable; provided that Section 12.1(d) of the 2002 Definitions shall be amended by (i) replacing the reference therein to “10%” with a reference to “20%”, (ii) with respect to the Original Transaction and the Class A Transaction, replacing the reference therein to “voting shares of the Issuer” with a reference to “Class A Shares” and (iii) with respect to the Class C Transaction, replacing the reference therein to “voting shares of the Issuer” with a reference to “Class C Shares.”

Potential Adjustment Event:

The definition of “Potential Adjustment Event” in Section 11.2(e) of the 2002 Definitions shall not include clause (iii) thereof for purposes of the Transaction. Notwithstanding Section 11.2(e)(v) of the 2002 Definitions, the following repurchases of Shares (if applicable) shall not be considered to be a Potential Adjustment Event:

(i) Shares withheld from employees of Party B or its Affiliates to pay certain withholding taxes upon the vesting of Share awards granted to such employees under compensation or benefit plans of Party B; and

(ii) Shares purchased in connection with the reinvestment of dividends by recipients of Share awards under Party B’s compensation or benefit plans; and

(iii) Shares purchased in connection with the operation of Party B’s 401(k) plans or dividend reinvestment and direct stock purchase plans; and

(iv) Shares purchased by Party B to offset any shareholder dilution arising from the exercise of options to purchase Shares; and

(v) Shares purchased by Party B pursuant to its existing repurchase authorization as in effect, and as publicly disclosed, as of October 26, 2026.

Notwithstanding Section 11.2(e) of the 2002 Definitions, the following shall not be considered to be a Potential Adjustment Event: (a) the Class C Distribution and (b) any issuance of Shares by Party B to employees, officers and directors of Party B that are registered on SEC Form S-8.

Method of Adjustment:	Calculation Agent Adjustment; notwithstanding anything in the 2002 Definitions to the contrary, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Aggregate Base Amount, any Base Amount, the Forward Price and any other variable relevant to the settlement or payment terms of the Transaction. Notwithstanding anything to the contrary herein or in the 2002 Definitions, the adjustment as a result of an “Additional Dividend’ under, and as defined in, the Founder Alignment Agreement, dated as of October 20, 2026, by and between the Issuer and Mark Zuckerberg (each, an “Additional Class C Distribution”), shall result in (a) a Base Amount for each Component of each of the Class A Transaction and the Class C Transaction that is at least equal to two (2), multiplied by the Base Amount for such Component immediately preceding such adjustment and (b) a Forward Price for each of the Class A Transaction and the Class C Transaction that is no greater than 50% of the Forward Price for such Transaction immediately preceding such adjustment. For the avoidance of doubt, neither the declaration nor occurrence of an Additional Class C Distribution shall constitute an Extraordinary Event or Acceleration Event, but both shall be Potential Adjustment Events.

Class C Distribution:	The dividend of one share of the Class C Common Stock for each outstanding share of the Class A Common Stock and Class B Common Stock of the Issuer, declared by the Board of Directors of the Issuer on October 20, 2026 contingent on the filing and effectiveness of the Amended and Restated Certificate of Incorporation of the Issuer filed with the Secretary of State of the State of Delaware on October 21, 2026 (the “Proposed Class C Dividend”) or any reclassification or recapitalization (in each case, other than through a merger) of each share of Class A Common Stock outstanding into one share of Class A Common Stock and one share of Class C Common Stock, where such reclassification or recapitalization is economically equivalent to the Proposed Class C Dividend. For the avoidance of doubt, neither the declaration nor occurrence of the Class C Distribution shall constitute a Potential Adjustment Event, Extraordinary Event or Acceleration Event.

Class C Effective Date:	The date when the Issuer issues, in connection with the Class C Distribution, shares of Class C Common Stock that are approved for listing, subject to official notice of issuance, on the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.

Class C Shares:	Class C Common Stock of the Issuer described in the Issuer’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 21, 2026.

Consequences of a Class C Effective Date:

As of the Class C Effective Date, the Transaction shall be considered two separate Transactions, each with terms identical to those of the Transaction immediately prior to the Class C Effective Date (the “Original Transaction” and the Shares under such Original Transaction, the “Original Shares”), except that:

(i) the “Shares” for one of the Transactions (the “Class A Transaction”) shall be the Original Shares;

(ii) the “Shares” for the other transaction (the “Class C Transaction”) shall be the Class C Shares;

(iii) the “Base Amount” for each Component of the Class A Transaction shall equal the Base Amount for such Component of the Original Transaction (as in effect immediately prior to the Class C Effective Date);

(iv) the “Base Amount” for each Component of the Class C Transaction shall equal the Base Amount for such Component of the Original Transaction (as in effect immediately prior to the Class C Effective Date);

(v) the “Forward Price” of the Class A Transaction shall be equal to (x) the Forward Price of the Original Transaction before taking into account the Class C Effective Date divided by (y) two (2);

(vii) the “Forward Price” of the Class C Transaction shall be equal to (x) the Forward Price of the Original Transaction before taking into account the Class C Effective Date divided by (y) two (2);

(vii) the “Forward Price Reduction Amounts” for the Class A Transaction shall be (x) the Forward Price Reduction Amounts specified in Schedule II divided by (y) two (2);

(viii) the “Forward Price Reduction Amounts” for the Class C Transaction shall be the Forward Price Reduction Amounts specified in Schedule II divided by (y) two (2); and

(ix) with respect to the Class C Transaction, if the Class C Shares are listed on the New York Stock Exchange or the Nasdaq Global Market, “Exchange” shall be revised from “Nasdaq Global Select Market” to the New York Stock Exchange or the Nasdaq Global Market, as applicable.

Following the Class C Distribution, this Confirmation shall apply in all respects (except as provided above) to both the Class A Transaction and the Class C Transaction as if each were a separate Transaction under the Agreement.

Party B shall use commercially reasonable efforts to (a) satisfy the Registration Conditions in respect of a number of Class C Shares equal to the aggregate Base Amount for all Components of the Class C Transaction as soon as reasonably practicable following the Class C Effective Date, (b) keep the Registration Conditions satisfied for the 20 Exchange Business Days that are not Disrupted Days following the date the Registration Conditions were first satisfied on or after the second (2nd) Exchange Business Day following the Class C Effective Date (such 20th Exchange Business Day that is not a Disrupted Day, the “Class C Registration Effectiveness End Date”) and (c) comply with the Class C Procedures.

Party A shall use commercially reasonable efforts to sell (or cause its Affiliate to sell) a number of Class C Shares equal to the aggregate Base Amount for all Components of the Class C Transaction under the Registration Statement by the Class C Registration Effectiveness End Date.

Additional Adjustment:	If in Party A’s good faith and commercially reasonable judgment, the stock loan fee to Party A (or an Affiliate thereof), excluding the federal funds rate (or other interest rate) component payable by the relevant stock lender to Party A or such Affiliate (the “Stock Loan Fee”), over any one-month period (or, in respect of any day from, and including, the Trade Date to, but excluding, the date that is one month following the Trade Date, over the period of days as have elapsed from, and including, the Trade Date to, and including, such day), of borrowing a number of Shares equal to the Aggregate Base Amount of all Components to hedge its exposure to the Transaction exceeds a weighted average rate equal to 50 basis points per annum, the Calculation Agent shall reduce the Forward Price applicable to each Component in order to compensate Party A for the amount by which the Stock Loan Fee exceeded a weighted average rate equal to 50 basis points per annum during such period. The Calculation Agent shall notify Party B prior to making any such adjustment to the Forward Price and, upon the request of Party B, Party A shall provide an itemized list of the Stock Loan Fees for the applicable period specified above in this paragraph.

Account Details:

Payments to Party A:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Delivery of Shares to Party A:	To be advised.

Delivery of Shares to Party B:	To be advised.

3.	Other Provisions:

Conditions to Effectiveness:

The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained in the Underwriting Agreement dated October 26, 2026 among Party B and Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as Representatives of the several Underwriters (the “Underwriting Agreement”) and any certificate delivered pursuant thereto by Party B are true and correct or, as provided in the Underwriting Agreement or such certificate, true and correct in all material respects on the Effective Date as if made as of the Effective Date, (ii) the condition that Party B has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date, (iii) the condition that Party B has delivered to Party A an opinion of counsel dated as of the Effective Date with respect to matters set forth in Section 3(a) of the Agreement, (iv) the satisfaction of all of the conditions set forth in Section 6 of the Underwriting Agreement, (v) the condition that the Underwriting Agreement shall not have been terminated pursuant to Section 6 or 10 thereof, and (vi) the condition that neither of the following has occurred (A) in Party A’s good faith and commercially reasonable judgment, Party A (or its Affiliate) is unable to borrow and deliver for sale a number of Shares equal to the Aggregate Base Amount, or (B) in Party A’s good faith and commercially reasonable judgment Party A (or its Affiliate) would incur a Stock Loan Fee of more than a rate equal to 500 basis points per annum to do so (in which event this Confirmation shall be effective but the Aggregate Base Amount for the Transaction shall be the number of Shares Party A (or an Affiliate thereof) is required to deliver in accordance with Section 3(d) of the Underwriting Agreement).

Representations and Agreements of Party A and Party B:

Each of Party A and Party B represents, warrants and covenants that it:

(a)

(i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; and (iii) is entering into the Transaction for a bona fide business purpose;

(b)

is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially its ability to perform its obligations hereunder; and

(c)

will by the next succeeding New York Business Day notify the other party upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default in respect of which it is the Defaulting Party.

Additional Representations, Warranties and Agreements of Party B: Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:

(a)

Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)

Party B has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall be issuable at such time upon settlement of the Transaction. All Shares so issuable shall, upon such issuance, be accepted for listing on the Exchange.

(c)

Party B agrees to provide Party A with at least three days’ written notice (an “Issuer Repurchase Notice”) prior to executing any repurchase of Shares by Party B or any of its subsidiaries (or entering into any contract that would require, or give the option to, Party B or any of its subsidiaries, to purchase or repurchase Shares), whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise (an “Issuer Repurchase”), that alone or in the aggregate would result in the Base Amount Percentage (as defined below) being (i) equal to or greater than 5.0% of the outstanding Shares and (ii) greater by 0.5% or more than the Base Amount Percentage at the time of the immediately preceding Issuer Repurchase Notice (or in the case of the first such Issuer Repurchase Notice, greater than the Base Amount Percentage as of the later of the date hereof or the immediately preceding Settlement Date, if any). The “Base Amount Percentage” as of any day is the fraction (1) the numerator of which is the sum of (i) the Base Amounts of all Components not yet settled, and (ii) the “Base Amounts” (as such termed is defined in the confirmation dated as of October 26, 2026 between Party A and Party B relating to a substantially identical forward transaction initially with respect to 20,000,000 Shares (the “Base Confirmation”)) of all “Components” (as such term is defined in the Base Confirmation) not yet settled, and (2) the denominator of which is the number of Shares outstanding on such day.

(d)

No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) as may be required to be obtained under state securities laws.

(e)	Party B agrees not to make any Issuer Repurchase if, immediately following such Issuer Repurchase, the Base Amount Percentage would be equal to or greater than 9.0%.

(f)	Party B is not insolvent, nor will Party B be rendered insolvent as a result of the Transaction.

(g)

During any Adjustment Window, neither Party B nor any of its controlled affiliates shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled or other derivative transaction which references Shares and provides such party “long” economic exposure, or any structured Share repurchase or other derivative with a hedging period, calculation period or settlement valuation period or similar period that overlaps with such Adjustment Window) purchase, offer to purchase, place any bid or limit order relating to a purchase of or commence any tender offer relating to Shares (or any security convertible into or exchangeable or exercisable for Shares) without the prior written approval of Party A. Notwithstanding the foregoing, nothing in the preceding sentence shall prohibit privately negotiated (off-market) transactions by Party B or any such affiliate, not involving any derivative instrument, to purchase Shares from existing holders of Shares in transactions that do not result in, or relate to, purchases of Shares in the public market by such existing holders in connection with such transactions. “Adjustment Window” means (a) with respect to the Class C Transaction, the period, from, and including, the second (2nd) Exchange Business Day following the Class C Effective Date to, and including, the Class C Distribution Adjustment End Date and (b) with respect to any Component subject to the Class C in Lieu of Class A Settlement Election, the period from, and including, the date of the Class C Election Settlement Notice to, and including, the final Settlement Date under the Class A Transaction.

(h)

Party B shall not engage in the sale of any Shares pursuant to an effective registration statement under the Securities Act during any Adjustment Window (not including, for the avoidance of doubt, any sales with respect to the Registration Statement as contemplated in this Confirmation).

(i)	Party B is an “eligible contract participant” (as such term is defined in Section la(18) of the Commodity Exchange Act, as amended).

(j)

In addition to any other requirements set forth herein, Party B agrees not to deliver a Settlement Notice or a Class C Election Settlement Notice if, and any Settlement Notice or a Class C Election Settlement Notice previously delivered shall be void to the extent that, in the reasonable judgment of either Party A or Party B, such settlement or Party A’s related market activity would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party A or Party B.

(k)

Party B (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least $50 million as of the date hereof.

(l)	Party B acknowledges and agrees that:

(i)

during the term of the Transaction, Party A and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)	Party A and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to the Transaction;

(iii)

Party A shall make its own determination as to whether, when or in what manner any hedging or market activities in Party B’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price, the VWAP and the terms of the Transaction;

(iv)

any market activities of Party A and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP, each in a manner that may be adverse to Party B; and

(v)

the Transaction is a derivatives transaction in which it has granted Party A the right, under certain circumstances, to receive cash or Shares, as the case may be; Party A may purchase Shares for its own account at an average price that may be greater than, or less than, the effective price paid by Party B under the terms of the Transaction.

(m)

Party B will notify Party A within five Exchange Business Days of obtaining knowledge of the occurrence of any event that would constitute a Potential Adjustment Event (or, if earlier, the date on which it publicly discloses such Potential Adjustment Event).

(n)

Party B hereby agrees with Party A that during any Adjustment Window (as defined below) Party B shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any employee of Party A, other than Anthony Cicia, Eric Wang, Joel Carter. Diana Doyle, Matthew Dejana, Klavs Takhtani, Ben Vacher or any other designee confirmed in writing by Party A. For purposes of the Transaction, “Material Non-Public Information” means information relating to Party B or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Party B to its shareholders or in a press release, contained in a public filing made by Party B with the Securities and Exchange Commission, or otherwise disseminated in a manner permitted by the rules and regulations of the Securities and Exchange Commission, and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information.

Covenants of Party B:

Subject to the provisions of “Private Placement Procedures” below, the parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date will be newly issued Shares and when delivered by Party A (or an Affiliate of Party A) to securities lenders from whom Party A (or an Affiliate of Party A) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act, in the hands of those securities lenders (provided that such Shares may be subject to restrictions if the status of any such securities lender would cause any such resale restrictions to apply by virtue of such securities lender’s share ownership in Party B, status as an Affiliate of Party B or otherwise), irrespective of whether such stock loan is effected by Party A or an Affiliate of Party A. Accordingly, subject to the provisions of “Private Placement Procedures” below, Party B agrees that the Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenants of Party A:

Unless the provisions set forth below under “Private Placement Procedures” shall be applicable and, with respect to the Class C Transaction only, subject to the full number of such Class C Shares thereunder having been previously introduced into the market by Party A under the Registration Statement, Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return such Shares to securities lenders to close out open Share loans created by Party A or an Affiliate of Party A in the course of Party A’s or such Affiliate’s hedging activities related to Party A’s exposure under this Confirmation.

Class C Procedures:

In connection with any Registration Statement, Party B will afford Party A (or any Affiliate thereof), on reasonable notice, a reasonable opportunity to conduct a reasonable due diligence investigation with respect to Party B to the extent such due diligence investigation is reasonably necessary for the sale of the Class C Shares. Party B will provide opinions, accountants’ comfort letters, lawyers’ negative assurance letters and indemnification and contribution protections, in each case customary for secondary offerings in connection with any Registration Statement. Party B will promptly notify Party A upon becoming aware that any of the following ceases to be true and correct with respect to any Registration Statement: no stop order suspending the effectiveness of such Registration Statement has been issued under the Securities Act, no order preventing or suspending the use of any preliminary prospectus with respect to such Registration Statement has been issued and no proceedings for any of those purposes have been instituted or are pending or, to Party B’s knowledge, contemplated.

Insolvency Filing:

Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, upon any Insolvency Filing in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing).

The parties hereto agree and acknowledge that (1) at any point prior to any Insolvency Filing in respect of the Issuer, Party B shall, subject to the limitations applicable to settlements involving Class C Shares under this Confirmation, have the unilateral right to Physical Settlement of all Components pursuant to the provisions set forth above under the heading “Settlement Terms”; and (2) the Transaction shall automatically terminate on the date of any Insolvency Filing pursuant to the provisions set forth in the immediately preceding paragraph only if and to the extent that Party B failed to elect Physical Settlement with respect to all of the Components pursuant to the provisions set forth above under the heading Settlement Terms prior to the relevant Insolvency Filing.

Extraordinary Dividends:

If an ex-dividend date for an Extraordinary Dividend occurs on or after the Trade Date and on or prior to the Maturity Date (or, if later, the last date on which Shares are delivered by Party B to Party A in settlement of the Transaction), Party B shall pay an amount, as determined by the Calculation Agent, in cash equal to the product of such Extraordinary Dividend and the sum of the Base Amounts of all Components not yet settled to Party A on the earlier of (i) the date on which such Extraordinary Dividend is paid by the Issuer to holders of record of the Shares or (ii) the Maturity Date. “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend.

Acceleration Events:

The following events shall each constitute an “Acceleration Event”:

(a)

Stock Borrow Events. In the good faith commercially reasonable judgment of Party A (i) Party A (or its Affiliate) is unable to hedge Party A’s exposure to the Transaction because (A) of the lack of sufficient Shares being made available for Share borrowing by lenders, or (B) Party A (or an Affiliate of Party A) would incur a Stock Loan Fee to hedge its exposure to the Transaction that is greater than a rate of 500 basis points per annum (each, a “Stock Borrow Event”);

(b)

Dividends and Other Distributions. On any day occurring after the Trade Date Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from and including any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this clause (b) only) to but excluding the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule II or (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Class C Shares in a Class C Distribution or Additional Class C Distribution), rights or warrants or other assets, for payment (cash or other consideration) at less than the prevailing market price as reasonably determined by Party A (each, an “Excess Dividend”);

(c)	ISDA Early Termination Date. Party A has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement;

(d)

Other ISDA Events. The announcement of any event that if consummated, would result in an Extraordinary Event or the occurrence of any Change in Law (other than as specified in clause (Y) of the definition thereof) or a Delisting; provided that in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors); and provided further that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation,” (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Party A on the Trade Date”; or

(e)	Ownership Event. In the good faith, reasonable judgment of Party A, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (an “Ownership Event”).

For purposes of clause (e) above, the “Share Amount” as of any day is the number of Shares that Party A and any of its Affiliates and any person whose ownership position would be aggregated with that of Party A, including any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part (Party A or any such person or group, a “Party A Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Party B that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable Restriction, as determined by Party A in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations (other than any filing under Section 13 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or would result in an adverse effect on a Party A Person, under any Applicable Restriction, as determined by Party A in its reasonable discretion (it being understood that reporting obligations under Section 13 or Section 16 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the Trade Date, will not be deemed to have an adverse effect), minus (y) 1% of the number of Shares outstanding.

Materially Increased Costs:

Upon the occurrence of any Change in Law specified in clause (Y) of the definition thereof, Party A and Party B agree to negotiate in good faith for at least five Exchange Business Days (the “Amendment Period”) to amend this Confirmation to take account of the resulting “materially increased cost” as such phrase is used in clause (Y) of the definition of “Change in Law.” Such amendment may, if agreed by Party A and Party B, result in a Change in Law to which an Acceleration Event applies. If, after negotiating in good faith during the Amendment Period to so amend this Confirmation, Party A and Party B are unable to agree upon such an amendment, the relevant Change in Law specified in clause (Y) of the definition thereof shall constitute an Acceleration Event, notwithstanding any language in clause (d) under the heading “Acceleration Events” above to the contrary. The Calculation Agent may, in connection with a Termination Settlement following such Acceleration Event, reduce the Forward Price to compensate Party A for any “materially increased costs” incurred during the Amendment Period. Any Change in Law that results in Party A (or an Affiliate of Party A) incurring a Stock Loan Fee to hedge its exposure to the Transaction that is equal to or less than a rate equal to 500 basis points per annum shall not constitute a “materially increased cost” for purposes of clause (Y) of the definition of “Change in Law” (but may, for the avoidance of doubt, result in a reduction to the Forward Price pursuant to the provisions opposite the caption “Additional Adjustment” above).

Termination Settlement:

Upon the occurrence of any Acceleration Event with respect to any Component where (x) the Shares are Class A Shares or (y) to the extent Party B has introduced an equivalent number of Class C Shares into the market under the Registration Statement, the Shares are Class C Shares, Party A shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date for the relevant Components hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares of such Components relating to such Termination Settlement Date;

provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares necessary to reduce the Share Amount to the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares as to which such Stock Borrow Event exists. For the avoidance of doubt, in the case of an Acceleration Event arising out of an Excess Dividend, no adjustment shall at any time be made to the number of Settlement Shares deliverable, or the Physical Settlement Amount payable, on the relevant Termination Settlement Date to account for such Excess Dividend. If, upon designation of a Termination Settlement Date by Party A pursuant to the second immediately preceding sentence, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of the Transaction, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply.

Upon the occurrence of any Acceleration Event with respect to any Component where the Shares are Class C Shares but Party B has not introduced an equivalent number of Class C Shares into the market under the Registration Statement, such Acceleration Event shall be deemed to be an Additional Termination Event with Party B as the sole Affected Party and the portion of the Class C Transaction or the portion of the Class A Transaction where a Class C in Lieu of Class A Settlement Election has been made, as applicable, as the sole Affected Transaction. For the avoidance of doubt, the amount payable in connection with an Additional Termination Event as a result of an Excess Dividend pursuant to the immediately preceding sentence shall be determined without regard to the Excess Dividend.

Private Placement Procedures:

Notwithstanding anything to the contrary contained in Section 9.11 of the 2002 Definitions, if Party B is unable to comply with the provisions of “Covenants of Party B” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Party A otherwise determines that in its reasonable opinion based on the advice of counsel any Settlement Shares to be delivered to Party A by Party B may not be freely returned by Party A or its Affiliates to securities lenders as described under “Covenants of Party B” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Party A; provided that Party A may not otherwise determine that the Settlement Shares are Restricted Shares based solely upon Party A not having borrowed and sold a number of Class A Shares equal to the Aggregate Base Amount on or before the Effective Date pursuant to the Registration Statement (as defined in the Underwriting Agreement) with delivery of the Prospectus (as defined in the Underwriting Agreement) if there has been no change in law or a change in the policy of the Securities and Exchange Commission or its staff.

Maximum Share Delivery:

Notwithstanding any other provision of this Confirmation, in no event will Party B be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Termination Settlement or any Private Placement Settlement, more than a number of Shares equal to 150% of the initial Aggregate Base Amount (or, after the Class C Effective Date, equal to 150% of the sum of the initial Aggregate Base Amount under the Class A Transaction and the Class C Transaction) to Party A, subject to adjustment from time to time in accordance with the provisions of this Confirmation or the 2002 Definitions and subject to reduction by the amount of any Shares delivered by Party B on any prior Settlement Date.

Transfer and Assignment:

Party A may assign or transfer any of its rights or delegate any of its duties hereunder to any Affiliate of Party A that has at the time of such assignment or transfer the same or better creditworthiness as Party A so long as (a) any guarantee of Party A’s obligations hereunder continues to remain in full force and effect with respect to such assignee or transferee, (b) such assignee or transferee is organized under the laws of the United States or any State thereof and provides an IRS Form W-9 to Party B prior to such assignment or transfer, (c) Party B will not be required to pay to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Party B would have been required to pay Party A in the absence of such assignment or transfer, (d) Party B will not receive a payment from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Party A would have been required to so withhold or deduct in the absence of such assignment or transfer, unless Party A would be required to pay to Party B amounts under Section 2(d)(i)(4) of the Agreement in respect of such Tax, (e) no Event of Default, Potential Event of Default, Termination Event, Additional Adjustment or Acceleration Event will occur as a result of such assignment or transfer, (f) prior to such assignment or transfer, Party A shall have caused such assignee or transferee to make such payee tax representations and to provide such tax representations as may be reasonably requested by Party B to permit Party B to determine that the assignment or transfer complies with the requirements of this paragraph and (g) such assignment or transfer will not cause a deemed exchange for Party B of the Transaction under Section 1001 of the Code (defined below). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities to or from Party B, Party A may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Party A’s obligations in respect of the Transaction and any such designee may assume such obligations; provided that the requirements in clauses (b)-(g) above shall apply with respect to any such designation. Party A shall be discharged of its obligations to Party B to the extent of any such performance.

Indemnity:

Party B agrees to indemnify Party A and its Affiliates and their respective directors, officers, agents and controlling parties (Party A and each such Affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant or representation made by Party B in this Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable documented expenses (including reasonable documented legal fees and expenses) in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, but only to the extent that the relevant loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from such breach. Party B will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Party A’s gross negligence, fraud, willful misconduct or breach of this Confirmation or the Agreement.

Notice:

Non-Reliance:	Applicable

Additional Acknowledgments:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

4.	The Agreement is further supplemented by the following provisions:

No Collateral or Setoff:

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) the Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Status of Claims in Bankruptcy:

Party A acknowledges and agrees that this Confirmation is not intended to convey to Party A rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transaction other than the Transaction.

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not be entitled to take delivery of any Shares deliverable hereunder (whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, and after taking into account any Shares concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would exceed the Post-Effective Limit or (ii) the Section 16 Percentage would exceed 9.0%. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, and after taking into account any Shares concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would exceed the Post-Effective Limit or (ii) the Section 16 Percentage would exceed 9.0%. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that, after such delivery, and after taking into account any Shares concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would not exceed the Post-Effective Limit and (ii) the Section 16 Percentage would not exceed 9.0%. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Party A and any of its Affiliates or any other person subject to aggregation with Party A for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Party A hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Party A shall be permitted to make any payment due in respect of such Shares to Party B in two or more tranches that correspond in amount to the number of Shares delivered by Party B to Party A pursuant to the immediately preceding paragraph.

Wall Street Transparency and Accountability Act:

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA or any regulation under the WSTAA, nor any requirement under the WSTAA or an amendment made by the WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the 2002 Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from any Acceleration Event or Illegality (as defined in the Agreement)).

Miscellaneous:

(a)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

To:	Morgan Stanley Capital Services LLC

1585 Broadway, 6th Floor

New York, NY 10036

Attn: [ ]

Telephone: [ ]

Email: [ ]

Address for notices or communications to Party B:

To:	Meta Platforms, Inc.

1 Meta Way

Menlo Park, California 94025

Attention: [ ]

Email:    [ ]

(b)

Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications herein.

Acknowledgments:

The parties hereto intend for:

(a)

the Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b)

a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c)	Party A to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code; and

(d)	all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

If Party A is a bank regulated by the Federal Deposit Insurance Corporation, (i) Party A recognizes and intends that the Transaction is, and shall constitute, a “qualified financial contract” as that term is defined in 12 U.S.C. §1821(e)(8)(D)(i), as the same may be amended, modified, or supplemented from time to time; and (ii) Party A represents and warrants that it is authorized by appropriate corporate action under applicable law to enter into the Transaction as evidenced by the execution hereof by an officer of Party A at the level of vice president or higher.

Severability:

If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to the Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Agency:

Morgan Stanley & Co. LLC (“MS&CO”) has acted as agent for Morgan Stanley Capital Services LLC (“MSCS”) and Party B only to the extent required to satisfy the requirements of Rule 15a-1 under the Exchange Act in connection with this transaction, but does not guarantee the performance of either party. MSCS is acting as principal to this transaction. Any purchase or sale by MSCS or MS&CO with respect to any security underlying or referenced by this transaction will be undertaken by MSCS or MS&CO, as applicable, as principal for its own account. All of the actions to be taken by MSCS and MS&CO in connection with this transaction shall be taken by MSCS or MS&CO independently and without any advance or subsequent consultation with Party B. MSCS is not a member of SIPC.

Tax Matters:

(a)

For the purpose of Section 3(e), each of Party A and Party B makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement and any other payments treated as interest for U.S. federal income tax purposes) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement; (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	For the purpose of Section 3(f) of the Agreement:

(i)	Party A makes the following representation(s):

(A)	It is a limited liability company duly organized and existing under the laws of the State of Delaware and is a disregarded entity for U.S. federal income tax purposes.

(B)	Its sole member is a corporation duly organized under the laws of the State of Delaware and is an exempt recipient under section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

(ii)	Party B makes the following representation(s):

(A)	It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(B)

It is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware, and is an exempt recipient under section 1.6049-4(c)(1)(ii)(A) of the United States Treasury Regulations.

(c)

For the purpose of Sections 4(a)(i) and (ii) of the Agreement, (x) Party B agrees to deliver to Party A one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) and (y) Party A agrees to deliver to Party B one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto).

(d)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in subsection (a) of “Tax Matters.” in this confirmation and “Indemnifiable Tax,” as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(e)

HIRE Act. “Tax” as used in subsection (a) of “Tax Matters.” in this Confirmation and “Indemnifiable Tax,” as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(f)

Dividend. In no event shall Party B be required to pay an additional amount to Party A under Section 2(d)(i)(4) of the Agreement in respect of any amounts treated as dividends for any purpose under the Code or any current or future regulations or official interpretation thereof including Section 305 of the Code.

5.	Regulatory Provisions:

(a)

U.S. Resolution Stay Protocol. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Party A shall be deemed a “Covered Entity” and Party B shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Party A replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81-8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

MORGAN STANLEY CAPITAL SERVICES LLC

By:	/s/ Angela Proske
Name:	Angela Proske
Title:	Vice President

[Signature Page to Confirmation]

Confirmed as of the date first written above:

META PLATFORMS, INC.

By:	/s/ Todd Heysse
Name:	Todd Heysse
Title:	Vice President, Treasury and Corporate Finance

[Signature Page to Confirmation]

ANNEX A

PRIVATE PLACEMENT PROCEDURES

(i)

If Party B delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Party B shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Party A; provided that if, on or before the date that a Private Placement Settlement would occur, Party B has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Party B to Party A (or any Affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Party A (or any such Affiliate of Party A) or Party B fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Party A. In the case of a Private Placement Settlement, Party A shall, in its good faith discretion, adjust the number of Restricted Shares to be delivered to Party A hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in Restricted Shares based on actual charges or discounts given. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Party A to Party B of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date or Termination Settlement Date that would otherwise be applicable.

(ii)

If Party B delivers any Restricted Shares in respect of the Transaction, Party B agrees that (i) such Shares may be transferred by and among Party A and its Affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Party B shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Party A (or such Affiliate of Party A) to Party B or such transfer agent of seller’s and broker’s representation letters customarily delivered by Party A or its Affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Party A (or such Affiliate of Party A).

Annex A-1